POLYMEDICA NAMES WILLIAM C. VAN FAASEN
TO BOARD OF DIRECTORS

WOBURN, MA – May 16, 2005 — PolyMedica Corporation (NNM: PLMD) today announced the appointment of William C. Van Faasen to its Board of Directors. Van Faasen is currently Chairman and Chief Executive Officer of Blue Cross & Blue Shield of Massachusetts (BCBSMA) and has worked in the Blue Cross & Blue Shield Association network for over 30 years. He joins PolyMedica’s Board as an outside director and will serve on the Board’s Compensation Committee and Nominating and Corporate Governance Committee.

“We are extremely pleased to welcome Bill to our Board of Directors,” said PolyMedica’s Chairman of the Board Samuel L. Shanaman. “He’s a nationally recognized leader in the health insurance industry, and brings to the Board a deep understanding of national healthcare issues. Bill’s managed care background and healthcare experience make him a very strong and complementary addition to PolyMedica’s Board.”

Mr. Van Faasen, 56, has led BCBSMA as CEO for almost 13 years. Earlier this month, he announced that he was stepping down from the CEO role, but would continue as Chairman. Under his leadership he solidified the organization’s transition from an indemnity insurance company to a successful managed care company known for its high quality healthcare coverage. BCBSMA is the state’s largest health insurance company with enrollment of over 2.7 million members. He joined Blue Cross Blue Shield of Massachusetts as Executive Vice President and Chief Operating Officer in 1990. Van Faasen began his career with Blue Cross Blue Shield of Michigan in 1972, where he held various positions in operational, marketing and healthcare affairs prior to his appointment as Senior Vice President, Operational Services, from 1988 to 1990.

“PolyMedica is an extremely strong company with excellent growth potential, and I am excited about the opportunity to serve on its Board,” said Van Faasen. “I look forward to working alongside PolyMedica’s accomplished directors and its exceptional management team to further the Company’s progress toward its strategic goals.”

Van Faasen also has significant public and private company board experience, currently serving on the Boards of Directors of IMS Health, Liberty Mutual Group, and NSTAR, as well as the United Way and Greater Boston Chamber of Commerce.

Van Faasen holds an M.B.A. from Michigan State University and a B.S. from Hope College.

About PolyMedica (www.polymedica.com)
PolyMedica Corporation is a leading provider of healthcare products and services to patients suffering from chronic diseases. With over 700,000 active patients, the Company is the nation’s largest provider of blood glucose testing supplies and related services to people with diabetes. In addition, PolyMedica provides its patients with a full range of prescription medications through Liberty’s mail-order pharmacy. By communicating with patients on a regular basis, providing the convenience of home delivery, and submitting claims for payment directly to Medicare and other insurers on behalf of their patients, Liberty provides a simple and reliable way for patients to obtain their supplies and medications and encourages compliance with their physicians’ orders.

This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, but are not limited to, the Company’s continued compliance with government regulations and the terms of all settlement documentation, outcome of civil litigation related to the just-concluded government investigation, unanticipated regulatory changes, changes in Medicare reimbursement, as well as other especially relevant risks detailed in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the period ended March 31, 2004 and its Quarterly Reports on Form 10-Q for the periods ended June 30, 2004, September 30, 2004 and December 31, 2004. The information set forth herein should be read in light of such risks. The Company assumes no obligation to update the information contained in this press release.

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For additional information, contact:

Investors:	Media:
Keith W. Jones	Denise DesChenes / Jim Barron
PolyMedica Corporation	Citigate Sard Verbinnen
(781) 933-2020	(212) 687-8080

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